Exhibit 99.1
Jupiter Telecommunications Co., Ltd.
(Translation from Japanese disclosure to JASDAQ)
April 26, 2006
[U.S. GAAP]
Consolidated Quarterly Financial Results Release

For the Three Months Ended March 31, 2006
Jupiter Telecommunications Co., Ltd. (Consolidated)
Company code number: 4817 (URL http://www.jcom.co.jp/)
Shares traded: JASDAQ
Location of headquarters: Tokyo
Executive position of legal representative: Tomoyuki Moriizumi, Chief Executive Officer
Please address all communications to:
Koji Kobayashi,       IR Department                 Phone: +81-3-6765-8158 E-Mail: KobayashiKo@jupiter.jcom.co.jp
Hiroto Motomiya, Accounting Controlling   Phone: +81-3-6765-8140 E-Mail: MotomiyaH@jupiter.jcom.co.jp
1. Accounting Policy

(1)	Adoption of any simplified accounting method	: No

(2)	Accounting policy or method change from last reporting period	: No

(3)	Changes of consolidated companies	: Yes
Nos. of consolidated subsidiaries as of March 31, 2006: 22 (increased by 2 from Dec.31, 2005) Nos. of consolidated affiliates (equity method) as of March 31, 2006: 6 (decreased by 1 from Dec.31, 2005)
2. Consolidated operating results (From January 1, 2006 to March 31, 2006)
(1) Consolidated financial results

(In millions of yen, with fractional amounts rounded)
	Revenue		Operating income		Income before income taxes

	(Millions of yen)%		(Millions of yen)%		(Millions of yen)%
March 31, 2006	51,121	20.4	7,641	14.4	7,025	41.7
March 31, 2005	42,462	10.8	6,678	10.8	4,959	25.3

[Ref] December 31, 2005	183,144	13.5	24,475	8.3	16,748	32.1

	Net income		Net income per share	Net income per share, (diluted)

	(Millions of yen)%		(Yen)	(Yen)
March 31, 2006	4,370	30.4	686.66	685.61
March 31, 2005	3,351	(13.4)	636.25	635.90

[Ref] December 31, 2005	19,333	78.7	3,178.95	3,168.81
(Notes)
1.	The percentages shown next to revenue, operating income, income before income taxes and net income represent year-on-year changes.
2.	Average number of outstanding shares during term (consolidated):

Basic
For the three months ended March 31, 2006:	6,364,800 shares
For the three months ended March 31, 2005:	5,267,353 shares
For the fiscal year ended December 31, 2005:	6,081,511 shares
Diluted
For the three months ended March 31, 2006:	6,374,556 shares
For the three months ended March 31, 2005:	5,270,212 shares
For the fiscal year ended December 31, 2005:	6,100,971 shares

Jupiter Telecommunications Co., Ltd.
3.	For annual forecast 2006, there is no change from the last disclosure on January 30, 2006.
(2) Consolidated financial position

			Equity capital ratio to	Shareholders’ equity
	Total assets	Shareholders’ equity	total assets	per share

	(Millions of yen)	(Millions of yen)%		(Yen)
March 31, 2006	521,028	256,574	49.2	40,307.09

December 31, 2005	516,457	251,445	48.7	39,511.48
(Notes)
1. As for comparing figures of balance sheet items, we always compare that of first quarter end with that of last fiscal year end.
2. Number of outstanding shares at end of term (consolidated):

As of March 31, 2006:	6,365,489 shares

As of December 31, 2005:	6,363,840 shares
(3) Consolidated cash flow statement

	Cash flows from operating	Cash flows from investing	Cash flows from financing	Balance of cash & cash
	activities	activities	activities	equivalents

	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)
March 31, 2006	15,280	(10,161)	(2,889)	37,513
March 31, 2005	12,575	(10,839)	29,081	41,237

Jupiter Telecommunications Co., Ltd.
3. Business Results and Financial Conditions
(1) Business Results (comparisons are year-on-year)
The business condition surrounding the Jupiter Telecommunications consolidated group (J:COM group) further intensified as the result of the fusion of the broadcasting and communications industries progressing. During the three months ended March 31, 2006, the J:COM group steadily carried out its growth strategy of “Volume plus Value” which is to pursue increases in the number of customers served (expanding volume) while increasing the average monthly revenue per customer (increasing value).
In terms of volume strategy, the J:COM group strengthened it’s sales and marketing capabilities, while continuing to actively promote bulk contracts with MDUs, called “J:COM IN THE ROOM,” promising product to convert MDUs into a stable revenue source. In January this year, the group started to provide a service package centering on high-speed Internet access and telephony, developed especially for approximately 200,000 small and home offices (SOHO) within the group’s service areas. Furthermore, the J:COM group entered into an agreement in March with AEON Co., Ltd., Japan’s largest GMS (General Merchandising Store) chain to proactively engage in joint marketing and promotional efforts for certain products and services. Through these strategic measures, the group endeavored to develop new customer bases within our service areas. The J:COM group also concentrated resources on extending its network in order to increase the number of homes passed (“homes passed” refers to the number of households that can be connected through lines that have been laid for cable television, high-speed Internet access and telephony). In addition, on January 10, the group, acquired 81.00% of the shares outstanding of Rokko Island Cable Vision Co., Ltd., which operates in areas close to its own stations in the Kansai region. Equity-based alliances and acquisitions of companies other than cable television operators are also viewed as an important strategy for the J:COM group. On January 6, 2006, the Company increased its stake of outstanding shares issued by Kansai Multimedia Service Co., Ltd. from 25.75% to 64.00%, which operates Internet Services Provider (ISP) in the Kansai region. Consequently, Kansai Multimedia Service was made a consolidated subsidiary of the company. Together with the acquisition of @NetHome Co., Ltd., the Company has acquired control of two major ISPs for cable system operators. Looking ahead, the Company will seek to increase its synergies for content development and existing businesses, in addition to further strengthening its foundation for business.
As to value strategy, with the aim of increasing ARPU (average revenue per customer) and reducing churn rates, the J:COM group promotes bundled services, in which the three services provided by the J:COM group (J:COM TV, J:COM NET, and J:COM PHONE) are combined into a single package. The J:COM group also promotes subscription to J:COM TV Digital service and the shift to the digital services from analog service, while strengthening its sales and marketing activities for a new Internet access service called “J:COM NET Hikari” with access speed of up to 100Mbps to residents of MDUs. In March this year, in alliance with WILLCOM, Inc., the J:COM group started to offer mobile phone service, J:COM MOBILE powered by WILLCOM, the fourth service. Furthermore, the group established two new call centers in Sapporo and Fukuoka, each responsible for outbound calls to existing subscribers. The call centers strive to raise customer satisfaction, boost ARPU and lower churn rates through conducting fact-finding inquiries on customer satisfaction and introducing services based on tastes of each subscriber.

Jupiter Telecommunications Co., Ltd.
As a result of “Volume plus Value” strategy, customers connected of our Consolidated Group has increased by 230,000 (13%) to 2,025,000 as of March 31, 2006. Breakdown per services are as follows: cable TV increased by 176,200 (12%) to 1,696,100 households, their of digital services are 685,100 households which is 385,800 (129%) increase compared to March 31, 2005 and occupy 40% of cable TV. High-speed Internet access and telephony services, increased by 150,000 (20%) to 884,000 and by 187,400 (25%) to 949,800 households, respectively. The RGU per customer also increased, standing at 1.74 compared to 1.68 as of the end of the March 2005.
As a result of subscriber growth and the effect of acquisitions, subscription fees increased by 20% (by ¥7,638 million) to ¥45,738 million. Other revenue increased by 23% (by ¥1,021 million) to ¥5,383 million for the three months ended March 31, 2006. This increase was primarily attributable to a ¥249 million increase in poor reception compensation revenue, and other revenues, including advertising, program production, commission and sales made to our unconsolidated managed franchises for construction materials and other services, also increased. As a result, total revenue increased by 20% (by ¥8,659 million) to ¥51,121 million.
Operating and programming costs increased by 24% (by ¥3,985 million) to ¥20,832 million. The increase was primarily the result of an increase in programming costs associated with the increase in the number of cable television subscribers, an increase in access charges, an increase in wages and employee related costs, an increase in digital cost, and the effect of acquisitions.
Selling, general and administrative expenses increased by 27% (by ¥2,157 million) to ¥10,164 million. The increase was primarily attributable to an increase in sales related headcount and associated labor costs, an increase in advertising and marketing expense, and the effect of acquisitions. Stock compensation expense decreased by 89% (by ¥858 million) to ¥102 million. In January 2006 the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS No. 123R) applying the modified prospective method. The adoption of SFAS No. 123R primarily resulted in a change in our method of recognizing share-based compensation and estimating forfeitures for all unvested awards.
Depreciation and amortization expenses increased by 24% (by ¥2,412 million) to ¥12,382 million. The increase was primarily attributable to additions to the fixed assets related to the installation of services to new customer, the expansion and upgrade of our network, and the effect of acquisitions. As a result, operating income increased by 14% (by ¥963 million) to ¥7,641 million.
Interest expense, net decreased by 69% (by ¥1,257 million) to ¥573 million. This decrease is primarily due to the reduced margins under the current bank facility, and repayment of our ¥50 billion subordinated loan facility in March 2005.
Income before income taxes increased by 42% (by ¥2,066 million) to ¥7,025 million, and Net income for the three months ended March 31, 2006, increased by 30% (by ¥1,019 million) to ¥4,370 million for the reasons set forth above.

Jupiter Telecommunications Co., Ltd.
(2) Financial situation
For the three months ended March 31, 2006, our cash and cash equivalents increased by 6% (by ¥2,230 million) to ¥37,513 million
The following is a summary of cash flow during the period ended March 31, 2006.
Cash Flows from Operating Activities
Net cash provided by operating activities was ¥15,280 million for the three months ended March 31, 2006, compared to ¥12,575 million the three months ended March 31, 2005, or an increase of ¥2,705 million. The increase was primarily the result of a ¥2,518 million increase in operating income before depreciation, amortization and non-cash stock compensation charges.
Cash Flows from Investing Activities
Net cash used in investing activities was ¥10,161 million for the three months ended March 31, 2006, compared to ¥10,839 million for the three months ended March 31, 2005, a decrease of ¥678 million. The decrease was primarily attributable to a net ¥2,614 million decrease in cash paid for acquisitions of new subsidiaries and minority interests, a ¥611 million decrease in other investing activities, partially offset by a ¥2,458 million increase in capital expenditures.
Cash Flows from Financing Activities
Net cash used in financing activities was ¥2,889 million for the three months ended March 31, 2006, compared to net cash provided by financing activities of ¥29,081 million for the three months ended March 31, 2005. The net cash used in the three months ended March 31, 2006 primarily consisted of ¥3,226 million in principal payment of capital leases, offset by a ¥711 million net proceeds from long-term debt. The net cash provided by financing activities for the three months ended March 31, 2005 consisted primarily of ¥82 billion of net proceeds received from our IPO, offset by a ¥50 billion repayment of a subordinated loan facility.
(3) Forecasts for the year ending December 2006
There is no change to our forecast in this quarter.

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Jupiter Telecommunications Co., Ltd.
Consolidated Financial Statements
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(YEN IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
	Three months	Three months ended			12 months ended
Account	ended March 31, 2006	March 31, 2005	Change		Dec. 31, 2005

	Amount	Amount	Amount	(%)	Amount

Revenue:
Subscription fees	45,738	38,100	7,638	20.0	163,378
Other	5,383	4,362	1,021	23.4	19,766

	51,121	42,462	8,659	20.4	183,144

Operating costs and expenses
Operating and programming costs	(20,832)	(16,847)	(3,985)	(23.6)	(76,133)
Selling, general and administrative	(10,164)	(8,007)	(2,157)	(26.9)	(36,988)
Stock compensation	(102)	(960)	858	89.4	(2,210)
Depreciation and amortization	(12,382)	(9,970)	(2,412)	(24.2)	(43,338)

	(43,480)	(35,784)	(7,696)	(21.5)	(158,669)

Operating income	7,641	6,678	963	14.4	24,475
Other income (expenses):
Interest expense, net:
Related parties	(272)	(251)	(21)	(8.3)	(988)
Other	(301)	(1,579)	1,278	80.9	(6,715)
Other income, net	104	170	(66)	(38.4)	322

Income (loss) before income taxes and other items	7,172	5,018	2,154	43.0	17,094
Equity in earnings of affiliates	104	86	18	20.4	651
Minority interest in net income of consolidated subsidiaries	(251)	(145)	(106)	(73.9)	(997)

Income before income taxes	7,025	4,959	2,066	41.7	16,748
Income tax (expense)/benefit	(2,655)	(1,608)	(1,047)	(65.2)	3,071

Income before cumulative effect of accounting change	4,370	3,351	1,019	30.4	19,819

Cumulative effect of accounting change	—	—	—	—	(486)

Net income	4,370	3,351	1,019	30.4	19,333

Per Share data
Income before cumulative effect of accounting change per share — basic	686.66	636.25	50.41	7.9	3,258.96
Income before cumulative effect of accounting change per share — diluted	685.61	635.90	49.71	7.8	3,248.57
Cumulative effect of accounting change per share — basic	—	—	—	—	(80.02)
Cumulative effect of accounting change per share — diluted	—	—	—	—	(79.76)
Net income per share — basic	686.66	636.25	50.41	7.9	3,178.95
Net income per share — diluted	685.61	635.90	49.71	7.8	3,168.81
Weighted average number of ordinary shares outstanding — basic	6,364,800	5,267,353	1,097,447	20.8	6,081,511
Weighted average number of ordinary shares outstanding — diluted	6,374,556	5,270,212	1,104,344	21.0	6,100,971

(Note)        Percentages are calculated based on amounts before rounded in Change column.

Jupiter Telecommunications Co., Ltd.
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(YEN IN MILLIONS)
Account	March 31, 2006	December 31, 2005	Change
	Amount	Amount	Amount

Current assets:
Cash and cash equivalents	37,513	35,283	2,230
Accounts receivable	11,255	10,754	501
Allowance for doubtful accounts	(336)	(285)	(51)
Prepaid expenses and other current assets	12,668	13,454	(786)

Total current assets	61,100	59,206	1,894

Investments:
Investments in affiliates	4,405	5,155	(750)
Investments in other securities, at cost	2,889	2,890	(1)

	7,294	8,045	(751)

Property and equipment, at cost:
Land	2,319	1,796	523
Distribution system and equipment	406,665	395,738	10,927
Support equipment and buildings	24,437	28,246	(3,809)

	433,421	425,780	7,641

Less accumulated depreciation	(150,989)	(144,080)	(6,909)

	282,432	281,700	732

Other assets:
Goodwill	151,262	150,030	1,232
Other	18,940	17,476	1,464

	170,202	167,506	2,696

	521,028	516,457	4,571

Jupiter Telecommunications Co., Ltd.

Account	March 31, 2006	December 31, 2005	Change
	Amount	Amount	Amount

Current liabilities:
Short-term loans	2,000	2,000	—
Long-term debt—current portion	12,899	11,508	1,391
Capital lease obligations—current portion

Related parties	9,589	9,253	336
Other	1,003	1,299	(296)
Accounts payable	17,775	19,855	(2,080)
Accrued expenses and other liabilities	10,882	10,236	646

Total current liabilities	54,148	54,151	(3)

Long-term debt, less current portion	132,415	133,096	(681)
Capital lease obligations, less current portion:
Related parties	25,643	25,292	351
Other	2,547	2,679	(132)
Deferred revenue	43,757	44,346	(589)
Severance and retirement allowance	36	94	(58)
Redeemable preferred stock of consolidated subsidiary	500	500	—
Other liabilities	1,586	1,564	22

Total liabilities	260,632	261,722	(1,090)

Minority interests	3,822	3,290	532

Shareholders’ equity:
Ordinary shares no par value	114,547	114,481	66
Additional paid-in capital	195,391	195,219	172
Accumulated deficit	(53,983)	(58,353)	4,370
Accumulated other comprehensive income/(loss)	619	98	521
Treasury stock	(0)	(0)	—

Total shareholders’ equity	256,574	251,445	5,129

	521,028	516,457	4,571

Jupiter Telecommunications Co., Ltd.
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(YEN IN MILLIONS)
	Three months ended	Three months ended	12 months ended
	March 31, 2006	March 31, 2005	Dec. 31, 2005
Classification	Amount	Amount	Amount

Cash flows from operating activities:
Net income (loss)	4,370	3,351	19,333
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,382	9,970	43,338
Equity in earnings of affiliates	(104)	(86)	(651)
Minority interest in net income of consolidated subsidiaries	251	145	997
Stock compensation expenses	102	960	2,210
Deferred income taxes	1,356	680	(5,257)
Cumulative effect of accounting change	—	—	486
Changes in operating assets and liabilities, excluding effects of business combinations:
(Increase)/decrease in accounts receivable, net	352	871	(974)
(Increase)/decrease in prepaid expenses and other current assets	(668)	73	(1,499)
Decrease in other assets	230	91	2,810
Increase/(decrease) in accounts payable	(2,278)	(4,002)	4,955
Increase/(decrease) in accrued expenses and other liabilities	(43)	507	(335)
Increase/(decrease) in provision for retirement allowance	(81)	90	(2,676)
Decrease in deferred revenue	(589)	(75)	(1,974)

Net cash provided by operating activities	15,280	12,575	60,763

Cash flows from investing activities:
Capital expenditures	(9,036)	(6,578)	(38,405)
Acquisition of new subsidiaries, net of cash acquired	(688)	(4,234)	(12,049)
Investments in and advances to affiliates	(30)	60	140
Acquisition of minority interest in consolidated subsidiaries	(1,147)	(215)	(4,905)
Other investing activities	740	128	(2,011)

Net cash used in investing activities	(10,161)	(10,839)	(57,230)

Jupiter Telecommunications Co., Ltd.

(YEN IN MILLIONS)
	Three months ended	Three months ended	12 months ended
	March 31, 2006	March 31, 2005	Dec. 31, 2005
Classification	Amount	Amount	Amount

Cash flows from financing activities:
Proceeds from issuance of common stock	135	82,058	91,420
Net increase in short-term loans	—	9	1,750
Proceeds from long-term debt	3,339	1,425	126,904
Principal payments of long-term debt	(2,628)	(51,418)	(187,542)
Principal payments under capital lease obligations	(3,226)	(2,993)	(11,970)
Other financing activities	(509)	—	768

Net cash provided by (used in) financing activities	(2,889)	29,081	21,330

Net increase in cash and cash equivalents	2,230	30,817	24,863

Cash and cash equivalents at beginning of year	35,283	10,420	10,420

Cash and cash equivalents at end of term	37,513	41,237	35,283

Jupiter Telecommunications Co., Ltd.
Segment Information
(1)	Operating segments

The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) has determined it has one reportable segment “Broadband services”. Therefore, information on operating segments are omitted in this section.

(2)	Segment information by region

Because the Company does not have any overseas subsidiaries or branches, this section is not applicable.

Highlight of 2006 Q1 (1/2)

April 26, 2006
Jupiter Telecommunications Co., Ltd.
Unit: Yen in 100 million(rounding in 10 million yen)

					Estimate for
	3 months	3 months			the year
	ended Mar.	ended Mar.	Change		ending Dec.
P/L	31, '06	31, '05	Amount	%	31, 2006	Progress (%)	Explanation of changes
Revenue:
Subscription fee	457	381	76	20%			Revenue breakdown: CableTV 237(+37, or +18%), HS Internet 137(+26, or +24%), Telephony 84(+14, or+19%)
Other	54	44	10	23%

Total	511	425	87	20%	2,200	23%
Operating costs and expenses:
Operating & programming costs	208	168	40	24%			In line with an increase in RGU, program purchase cost, telephone cost, digital related cost and others increased.
Selling, general & administrative	102	80	22	27%			Increase in sales related headcount and associated labor costs and other office overhead associated with providing customer service, and an increase in advertising and marketing expense, etc
Stock compensation	1	10	r 9	r 89%
Depreciation & amortization	124	100	24	24%			Increase in installation equipments, and the expansion of network
Operating income	76	67	10	14%	315	24%
Other income(expense):
Interest expense, net	6	18	r 13	r 69%			Debt repayment of 500 in March 05, significant decrease in interest rates as a result of refinancing in Dec 2005 and reduced bank fee amortization.
Other income(expense), net	1	2	r 1	r 38%

Income before tax, equity, minority	72	50	22	43%
Equity in earnings of affiliates	1	1	0	20%
Minority interest in net income	r 3	r 1	r 1	74%

Income before income taxes	70	50	21	42%	270	26%
Income taxes & Other	27	16	10	65%

Net income	44	34	10	30%	185	24%

OCF *1	201	176	25	14%
Margin	39.4%	41.5%	2.1	—

*1:	OCF (Operating Cash Flow=Revenue — Operating & programming costs — Selling, general & administrative expenses):

	As of Mar.	As of Dec.
Assets and Liabilities	31, '06	31, '05	Change
Total Assets	5,210	5,165	46
Equity	2,566	2,514	51
Equity capital ratio to total assets	49%	49%	0
Debt (including capital lease obligations)	1,861	1,851	10
Net Debt	1,486	1,498	r 13
D/E Ratio (Net)	0.58	0.60	0.02

	3 months	3 months
	ended Mar.	ended Mar.
Cash Flows	31, '06	31, '05	Explanation of changes
Cash provided by operating activities	153	126	OCF(201)
Cash used in investing activities	r 102	r 108	Capital expenditure(90), and Acquisition of new subsidiaries and MI purchases(11)
Free Cash Flow	33	30	(Cash provided by operating activities 153) - (Capital expenditure incl. Capital lease 119)
Cash generated from financing activities	r 29	291	Proceed from long-term debt(+33), Principal payment of long-term debt and capital lease(-59)
Increase(decrease) of cash	22	308

	3 months	3 months
	ended Mar.	ended Mar.	Change
Capital Expenditure	31, '06	31, '05	Amount	%
Capital expenditures	90	66	25	37%
Capital lease expenditure	29	31	r 2	r 6%
Total	119	97	23	23%

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Highlight of 2006 Q1 (2/2)

April 26, 2006
Jupiter Telecommunications Co., Ltd.

	As of Mar. 31,	As of Dec. 31,
J:COM Group	'06	'05	Change			Explanation of changes
Consolidated subsidiaries
Managed systems	18	17	1	(a	)	Inclusion of Rokko Island Cable Vision (Jan '06)
Others	4	3	1			Kansai Multimedia Service became subsidiary (Jan '06)

Total	22	20	2	
Equity-method affiliates
Managed systems	2	2	0	(b	)
Others	4	5	r 1			Kansai Multimedia Service became subsidiary (Jan '06)

Total	6	7	r 1	‚
Group total +‚	28	27	1
Managed system operators (a)+(b)	20	19	1

				Existing consolidated			Newly consolidated
Consolidated managed systems				managed systems *5			managed systems *6
	As of Mar. 31,	As of Mar. 31,		As of Mar. 31,	As of Mar. 31,		As of Mar. 31,
Operational Data	'06	'05	Change	'06	'05	Change	'06
RGUs
CATV	1,696,100	1,519,900	176,200	1,615,400	1,519,900	95,500	80,700
of which digital service	685,100	299,300	385,800	649,500	299,300	350,200	35,600
HS Internet access	884,000	734,000	150,000	845,500	734,000	111,500	38,500
Telephony	949,800	762,400	187,400	949,800	762,400	187,400	0

Total	3,529,900	3,016,300	513,600	3,410,700	3,016,300	394,400	119,200
Customers connected	2,025,000	1,795,000	230,000	1,933,300	1,795,000	138,300	91,700
Homes passed	7,349,200	6,528,800	820,400	6,823,500	6,528,800	294,700	525,700
Average number of RGUs per customer	1.74	1.68	0.06	1.76	1.68	0.08	1.30
Rate of customers taking 3 services	22.9%	20.0%	2.9	24.0%	20.0%	4.0	—
ARPU	¥7,681	¥7,348	¥333	¥7,756	¥7,348	¥408	¥6,082
(Average revenue per customer per month)	*2	*3		*2	*3		*2
Monthly churn rate
CATV	1.3%	1.3%	0.0	1.3%	1.3%	0.0	0.7%
HS Internet access	1.6%	1.5%	0.1	1.6%	1.5%	0.1	1.1%
Telephony	0.8%	0.8%	0.0	0.8%	0.8%	0.0	0.0%
[Reference]

	Total of managed systems
	As of Mar. 31,	As of Mar. 31,
Operational Data	'06	'05	Change
RGUs
CATV	1,807,000	1,628,800	178,200
of which digital service	719,100	313,500	405,600
HS Internet access	931,600	777,200	154,400
Telephony	1,011,100	811,900	199,200

Total	3,749,700	3,217,900	531,800
Customers connected	2,158,200	1,922,900	235,300
Homes passed	7,946,200	7,106,300	839,900
Average number of RGUs per customer	1.74	1.67	0.07
Rate of customers taking 3 services	22.6%	19.6%	3.0
ARPU	¥7,653	¥7,291	¥362
(Average revenue per customer per month)	*2	*3
Monthly churn rate
CATV	1.3%	1.4%	r 0.1
HS Internet access	1.6%	1.5%	0.1
Telephony	0.8%	0.8%	0.0

*2:	Monthly average for January — March, 2006

*3:	Monthly average for January — March, 2005

*4:	Churn Rate = number of cancellation ÷ average number of customers connected ÷ number of months

*5:	15 consolidated managed systems before IPO on March, ‘05

*6:	2 new managed systems that were consolidated after IPO 2005 (i.e. J:COM Setamachi, Cable TV Kobe)